SUBSIDIARIES OF MORRIS PUBLISHING GROUP, LLC		EXHIBIT 21.1

Subsidiary	State of Incorporations or Organization	Names under which Subsidiary does business (or names of publications)

Morris Publishing Finance Co. (Co-Issuer)	Georgia	None

Yankton Printing Company	South Dakota	None

Broadcaster Press, inc.	South Dakota	None

The Sun Times, LLC	Georgia	Hardeeville Times
The Jasper Shopper
Jasper County Sun

Homer News, LLC	Georgia	Homer News

Log Cabin Democrat, LLC	Georgia	Log Cabin Democrat

Athens Newspapers, LLC	Georgia	Athens Banner-Herald
Athens Magazine

Southeastern Newspapers Company, LLC	Georgia	The Augusta Chronicle
Juneau Empire
Savannah Morning News
Peninsula Clarion
The Columbia County News-Times
Savannah Magazine
Augusta Magazine

Stauffer Communications, Inc.	Delaware	None

Florida Publishing Company	Florida	None

Southwestern Newspapers Company, L.P.	Texas	Amarillo Globe-News
Lubbock Avalanche Journal

The Oak Ridger, LLC	Tennessee	None

MPG Allegan Property, LLC	Georgia	None

MPG Holland Property, LLC	Georgia	None